EX-35.3
(logo) WELLS FARGO

Wells Fargo Corporate Trust
N9311-161
608 Second Avenue South
Minneapolis, MN 55402
612-667-8058
612-316-1170 Fax


JP Morgan Acceptance Corporation
270 Park Avenue
6th Floor
New York, NY 10017

RE: Annual Statement as to Compliance for JPMorgan Alternative Loan Trust 2007-S1, Mortgage Pass-Through Certificates, Series 2007-S1

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Master Servicer and Securities Administrator during the Reporting Period under the Pooling and Servicing Agreement has been made under my supervision; and

(b) to the best of my knowledge, based on such review, except as otherwise provided on Schedule A hereto, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.


March 1, 2008
/s/ C. Hatfield
CHRISTINA HATFIELD
Vice President


(page)


(logo) WELLS FARGO

Wells Fargo Corporate Trust
N9311-161
608 Second Avenue South
Minneapolis, MN 55402
612-667-8058
612-316-1170 Fax

Schedule A

List of Exceptions for JPMorgan Alternative Loan Trust 2007-S1, Mortgage Pass-Through Certificates, Series 2007-S1

Late Payments/Distributions:

This deal experienced a non-systemic administrative issue during the reporting year that caused a single instance in which not all holders were paid timely. The instance was subsequently corrected and payments to the holders were revised to reflect the correct distributions.